Filed under Rule 433
File No. 333-236742

Final Term Sheet

November 19, 2020

Issuer:	CMS Energy Corporation

Security:	3.75% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2050 (the “Notes”)

Aggregate Principal Amount Offered:	$400,000,000

Maturity Date:	December 1, 2050

Coupon:

(i) 3.75% per annum, accruing from and including November 25, 2020 to, but not including, the First Reset Date; and (ii) at a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus 2.90%, to be reset on each Reset Date, from and including the First Reset Date to, but not including, the Maturity Date

Interest Payment Dates:	June 1 and December 1, subject to deferral

First Interest Payment Date:	June 1, 2021

Public Offering Price:	100%

First Reset Date:	December 1, 2030

Reset Date:	The First Reset Date and each date falling on the five-year anniversary of the preceding Reset Date

Par Call Period:	The three-month period prior to and including a Reset Date

Make-Whole Call:

At any time on or after December 1, 2025, other than during any Par Call Period, in whole or in part, at the adjusted treasury rate plus 45 basis points, plus accrued and unpaid interest to, but not including, the redemption date

Par Call:	During any Par Call Period, in whole or in part, at 100% plus accrued and unpaid interest to, but not including, the redemption date

Tax Event Call:	At any time, in whole but not in part, at 100% plus accrued and unpaid interest to, but not including, the redemption date

Rating Agency Call:	At any time, in whole but not in part, at 102% plus accrued and unpaid interest to, but not including, the redemption date

Trade Date:	November 19, 2020

Settlement Date:	November 25, 2020 (T+4)

Expected Ratings
(Moody’s / S&P / Fitch):	Baa2 (negative) / BBB- (stable) / BB+ (stable)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

Joint Book-Running Managers:	Barclays Capital Inc.
J.P. Morgan Securities LLC
Truist Securities, Inc.
Wells Fargo Securities, LLC
PNC Capital Markets LLC

Co-Manager:	Loop Capital Markets LLC

CUSIP / ISIN:	125896 BV1 / US125896BV12

CMS Energy Corporation has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents CMS Energy Corporation has filed with the SEC for more complete information about CMS Energy Corporation and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, CMS Energy Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847, J.P. Morgan Securities LLC collect at (212) 834-4533, Truist Securities, Inc. toll-free at (800) 685-4786 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded.  Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.